Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-104691) pertaining to the InterContinental Hotels Group Executive Share Option Plan, the InterContinental Hotels Group Performance Restricted Share Plan, the InterContinental Hotels Group Short Term Deferred Incentive Plan and the InterContinental Hotels Group US Employee Stock Purchase Plan of the reference to our firm in Item 3 under the caption “Selected Consolidated Financial Information” and of our report dated March 10, 2004, with respect to the consolidated financial statements and schedule of InterContinental Hotels Group PLC, included in its Annual Report (Form 20-F) for the 15 months ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP
London, England
December 14, 2004

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